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                                                                     EXHIBIT 4.8

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                        SERVICE CORPORATION INTERNATIONAL

                                       AND

                        EQUITY CORPORATION INTERNATIONAL


                                       TO


                              BANKERS TRUST COMPANY
                                   AS TRUSTEE



                       ----------------------------------

                          FIRST SUPPLEMENTAL INDENTURE

                          Dated as of January 19, 1999

                       ----------------------------------





       Supplementing and Amending Indenture Dated as of February 25, 1998


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                  THIS FIRST SUPPLEMENTAL INDENTURE, dated as of January 19,
1999 and effective and conditioned upon the consummation of the Merger (as defined below) (this "Supplemental Indenture"), is by and among Equity Corporation International, a corporation duly organized and existing under the laws of the State of Delaware ("ECI"), having its principal executive office at 415 South First Street, Suite 210, Lufkin, Texas 75901, Service Corporation International, a corporation duly organized and existing under the laws of the State of Texas ("SCI"), having its principal executive office at 1929 Allen Parkway, Houston, Texas 77019, and Bankers Trust Company, a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (the "Trustee").

                             RECITALS OF ECI AND SCI

                  1. ECI has executed and delivered to the Trustee its Indenture, dated as of February 25, 1998 (the "Indenture"), to provide for the issuance of its 4 1/2% Convertible Subordinated Debentures due 2004 in an original principal amount of $143,750,000, all of which are currently outstanding (the "Securities").

                  2. Effective at such time as a Certificate of Merger is filed with the Secretary of State of the State of Delaware, SCI Delaware Funeral Services, Inc., a Delaware corporation and a wholly owned subsidiary of SCI ("Merger Sub"), will be merged with and into ECI pursuant to the provisions of the General Corporation Law of the State of Delaware (the "Merger"), as a result of which ECI will become a wholly owned subsidiary of SCI.

                  3. Each share of common stock of ECI which is issued and outstanding immediately prior to the Merger will be, by virtue of the Merger and without any action on the part of the holder thereof, converted into the number of shares of the common stock, par value $1.00 per share, of SCI (the "SCI Shares") determined by the provisions of the Agreement and Plan of Merger dated as of August 6, 1998, as amended by the First Amendment to Agreement and Plan of Merger dated as of December 14, 1998, by and among ECI, SCI and Merger Sub.

                  4. In connection with the Merger, ECI and SCI, pursuant to appropriate resolutions of their respective boards of directors, have duly determined to make, execute and deliver to the Trustee this Supplemental Indenture in order to reflect the results of the Merger as required by the Indenture and to provide for SCI to become a co-obligor with respect to certain obligations of ECI arising under the Indenture and the Securities.

                  5. Pursuant to Section 4.11 of the Indenture, ECI, as the survivor to the Merger, and SCI, as the company whose shares will be issued upon conversion of the Securities, are required to execute and deliver to the Trustee an indenture, supplemental to the Indenture, prior to the consummation of the Merger.


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                  6. The Indenture provides that, without the consent of any
Holders, ECI and the Trustee may enter into a supplemental indenture to comply with Section 4.11 of the Indenture, among other things.

                  7. The Board of Directors of ECI has determined that the provisions of this Supplemental Indenture are considered reasonably necessary to protect the interests of the Holders of the Securities.

                  8. ECI has determined that this Supplemental Indenture may therefore be entered into without the consent of any Holder in accordance with
Section 11.1 of the Indenture.

                  9. ECI and SCI have duly authorized the execution and delivery of this Supplemental Indenture and all things necessary have been done to make this Supplemental Indenture a valid agreement of ECI and SCI, in accordance with its terms.

                  NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

                  For and in consideration of the premises, it is mutually agreed, for the equal and proportionate benefit of the respective Holders from time to time of the Securities, as follows:

                                   ARTICLE ONE

                                   DEFINITIONS

SECTION 1.1                INDENTURE TERMS.

                  Capitalized terms used but not defined in this Supplemental Indenture have the respective meanings assigned to them in the Indenture.

                                   ARTICLE TWO

                            CONCERNING THE SECURITIES

SECTION 2.1                CONVERSION PRIVILEGE.

                  The Holder of each Security outstanding on the date hereof shall have the right from and after the effective date hereof, during the period such Security shall be convertible as specified in Section 4.1 of the Indenture, to convert such Security only into the number of SCI Shares, and cash in lieu of fractional SCI Shares, receivable upon the effectiveness of the Merger by a holder of the number of shares of Common Stock of the Company into which such Security could have been converted immediately prior to the Merger, subject to adjustment as provided in Section 2.2 herein.


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SECTION 2.2                CONVERSION PRICE.

                  The price at which SCI Shares shall be delivered upon conversion of the Securities (the "Conversion Price") shall be the price specified in paragraph 8 of the Securities, as adjusted in accordance with
Article 4 of the Indenture prior to the Merger. For events subsequent to the effective date of this Supplemental Indenture, the Conversion Price shall be adjusted in a manner as nearly equivalent as may be practical to the adjustments provided for in Article 4 of the Indenture.

SECTION 2.3                SCI AS A CO-OBLIGOR.

                  ECI, SCI and the Trustee hereby agree that as of the effective date of this Supplemental Indenture, SCI shall become a co-obligor with ECI (but not as a successor to ECI) under the Indenture, as modified by this Supplemental Indenture, and the Securities, and shall be jointly and severally liable with ECI for the due and punctual payment of the principal of (and premium, if any) and interest on the Securities, as fully and effectively as if SCI had originally been an obligor under such Securities; provided, however, that SCI is not assuming, or becoming a co- obligor for, the performance of any obligation or liability of ECI under the Indenture or the Securities other than such payments; provided further, that the obligations of SCI under the Indenture, as supplemented by this Supplemental Indenture, and the Securities shall be (i) subordinate and junior in right of payment to the prior payment in full of all secured indebtedness of SCI, (ii) rank pari passu in right of payment with all Senior Indebtedness of SCI that is unsecured, and (iii) rank senior in right of payment to all subordinated indebtedness of SCI. "Senior Indebtedness of SCI" means indebtedness which is not by its terms subordinate or junior in any respect to any other indebtedness or other obligation of SCI.

SECTION 2.4                SEC REPORTS.

                  In the event that ECI is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, SCI shall file all reports and other information and documents which it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and within 15 days after it files them with the SEC, SCI shall file copies of all such reports, information and other documents with the Trustee. In such event, the notes to the consolidated financial statements of SCI shall include "summarized financial information" concerning ECI as required by the SEC. The Trustee acknowledges that ECI, in the event it is no longer subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, will not be required to prepare separate financial statements pursuant to Section 6.2 of the Indenture.


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                                  ARTICLE THREE

                             CONCERNING THE TRUSTEE

SECTION 3.1                TERMS AND CONDITIONS.

                  The Trustee accepts this Supplemental Indenture and agrees to perform the duties of the Trustee upon the terms and conditions herein and in the Indenture set forth.

SECTION 3.2                NO RESPONSIBILITY.

                  The Trustee shall not be responsible in any manner whatsoever for or in respect of (i) the validity or sufficiency of this Supplemental Indenture, the authorization or permissibility of this Supplemental Indenture pursuant to the terms of the Indenture or the due execution thereof by ECI or SCI or (ii) the recitals herein contained, all such recitals being made by ECI and SCI. The Trustee shall not be responsible in any manner to determine the correctness of provisions contained in this Supplemental Indenture relating either to the kind or amount of securities receivable by Holders of Securities upon the conversion of their Securities after the Merger or to any adjustment provided herein.

                                  ARTICLE FOUR

                     EFFECT OF EXECUTION AND DELIVERY HEREOF

                  From and after the execution and delivery of this Supplemental Indenture, (i) the Indenture shall be deemed to be amended and modified as provided herein, (ii) this Supplemental Indenture shall form a part of the Indenture, (iii) except as modified and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect, (iv) the Securities shall continue to be governed by the Indenture, as modified and amended by this Supplemental Indenture, and (v) every Holder of Securities heretofore and hereafter authenticated and delivered under the Indenture shall be bound by this Supplemental Indenture.

                                  ARTICLE FIVE

                            MISCELLANEOUS PROVISIONS

SECTION 5.1                HEADINGS DESCRIPTIVE.

                  The headings of the several Articles and Sections of this Supplemental Indenture are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Supplemental Indenture.


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SECTION 5.2                RIGHTS AND OBLIGATIONS OF THE TRUSTEE.

                  All of the provisions of the Indenture, including but not limited to the compensation and indemnity obligations pursuant to Section 9.7 of the Indenture, with respect to the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with the same effect as if set forth herein in full. In the event ECI defaults solely in its payment obligations under clauses (1) or
(2) of Section 8.1 of the Indenture, the Trustee shall immediately make written demand upon SCI for such payment obligations. Upon any default by SCI in such payment obligations, any remedy which the Trustee or any security holder is authorized to bring against ECI under Article 8 of the Indenture may be brought, under the same circumstances and conditions (including notice requirements), against SCI.

SECTION 5.3                SUCCESSORS AND ASSIGNS.

                  This Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and the Holders of any Securities then outstanding.

SECTION 5.4                COUNTERPARTS.

                  This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

SECTION 5.5                GOVERNING LAW.

                  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                  EQUITY CORPORATION INTERNATIONAL



                                  By:   /s/ James P. Hunter, III
                                     ------------------------------------------
                                  Name:       James P. Hunter, III
                                  Title:      Chairman, President and
                                              Chief Executive Officer



                                  SERVICE CORPORATION INTERNATIONAL



                                  By:    /s/ James M. Shelger
                                     ------------------------------------------
                                  Name:      James M. Shelger
                                  Title:     Senior Vice President, General
                                             Counsel and Secretary




                                  BANKERS TRUST COMPANY, as Trustee



                                  By:    /s/ Ednora G. Linares
                                     ------------------------------------------
                                  Name:      Ednora G. Linares
                                  Title:     Assistant Vice President

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